Exhibit 99.1

FOR IMMEDIATE RELEASE

Tower Automotive, Inc. 27275 Haggerty Road Novi, MI 48337	Contact: Joe Kirik (248) 675-6253

TOWER AUTOMOTIVE FILES AGREEMENTS
WITH TWO RETIREE GROUPS ON FUTURE BENEFITS

Agreements Submitted for Court Approval
Represent Key Element in Restructuring

NOVI, Michigan, April 6, 2006 - Tower Automotive (OTCBB: TWRAQ.PK) today announced that it has submitted for approval to the U.S. Bankruptcy Court settlements with two groups representing current and future retirees. Both settlements include modifications to retiree health care benefits that are imperative to Tower’s successful restructuring and emergence from bankruptcy. The settlements cover retired salaried employees company-wide as well as current and future retirees of the recently-closed Milwaukee facility.

The agreement with salaried retirees was reached yesterday with the Official Committee of Retirees. Under the agreement, Tower will continue its current benefit payments to salaried retirees through June 30, 2006. The Retiree Committee will establish a Voluntary Employee Benefits Association (VEBA) trust to administer future benefits. Tower will make a cash payment to the VEBA on July 1 and another payment in cash and/or equity when the company emerges from Chapter 11 reorganization. These payments will total approximately $5 million. If Tower’s reorganization is not completed by July 1, the company will make supplemental cash payments to the VEBA until the reorganization is complete. In addition, retiree life insurance will continue at the current benefit levels. The Retiree Committee represents approximately 200 retired salaried workers and their dependents.

Tower also submitted to the Court a previously announced agreement with unions representing employees and retirees at its Milwaukee manufacturing facility. Under that agreement, Tower will continue current benefit payments through June 30, 2006. A separate VEBA will administer benefits for current and future Milwaukee retirees beginning July 1. The company will contribute approximately $30 million in equity in the reorganized company to the VEBA when Tower emerges from bankruptcy. Tower may make additional cash payments if certain financial milestones are met.

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Tower Files Agreements on Retiree Benefits – p. 2

The Milwaukee agreement covers approximately 4,600 current and future retirees and their dependents. The Milwaukee location ceased operations last month.

“The decision to ask our retired colleagues for changes to the benefits they receive was a difficult one, but it is a necessary step in achieving the cost savings that are critical to our reorganization plan,” said Kathleen Ligocki, president and chief executive officer of Tower. “These agreements, which resolve over 90 percent of Tower’s retiree obligations, enable the company to reduce its costs while providing a framework for continued healthcare coverage. We appreciate the retirees’ willingness to join with us in doing their part to ensure that our reorganization plan is successful, and we are pleased that agreements could be reached without the need for the Bankruptcy Court to rule on Tower’s request to modify the benefits.”

About Tower Automotive
Tower Automotive, Inc. is a global designer and producer of vehicle structural components and assemblies used by every major automotive original equipment manufacturer, including BMW, DaimlerChrysler, Fiat, Ford, GM, Honda, Hyundai/Kia, Nissan, Toyota, Volkswagen and Volvo. Products include body structures and assemblies, lower vehicle frames and structures, chassis modules and systems, and suspension components. Additional company information is available at www.towerautomotive.com.

Forward-Looking Statements
All statements, other than statements of historical fact, included in this press release or incorporated by reference herein, are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). When used in this press release, the words “anticipate,” “believe,” “estimate,” “expect,” “intends,” “project,” “plan” and similar expressions, as they relate to the Company, are intended to identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company’s management as well as on assumptions made by and information currently available to the Company at the time such statements were made.

Various economic and competitive factors could cause actual results to differ materially from those discussed in such forward-looking statements, including factors which are outside the control of the Company, such as risks relating to: (i) confirmation of a plan of reorganization

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Tower Files Agreements on Retiree Benefits – p. 3

under the Bankruptcy Code which would allow the Company to reduce unsustainable debt and other liabilities and simplify the Company’s complex and restrictive capital structure; (ii) the Company’s reliance on major customers and selected vehicle platforms; (iii) the cyclicality and seasonality of the automotive market; (iv) the failure to realize the benefits of acquisitions and joint ventures; (v) the Company’s ability to obtain new business on new and redesigned models; (vi) the Company’s ability to achieve the anticipated volume of production from new and planned supply programs; (vii) the general economic or business conditions affecting the automotive industry (which is dependent on consumer spending), either nationally or regionally, being less favorable than expected; (viii) the Company’s failure to develop or successfully introduce new products; (ix) increased competition in the automotive components supply market; (x) unforeseen problems associated with international sales, including gains and losses from foreign currency exchange; (xi) implementation of or changes in the laws, regulations or policies governing the automotive industry that could negatively affect the automotive components supply industry; (xii) changes in general economic conditions in the United States, Europe and Asia; and (xiii) various other factors beyond the Company’s control. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.

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